Exhibit 10.1

                                 PIER 1 IMPORTS

                          Supplemental Retirement Plan

                             PARTICIPATION AGREEMENT

This Participation Agreement ("Agreement") is made and entered into as of this ________ day of November, 2007, by and between Pier 1 Imports, Inc. ("Pier 1") and Alexander W. Smith (the "Participant"). Except as otherwise set forth herein, this Agreement is subject to all of the terms of the Pier 1 Imports, Inc. Supplemental Retirement Plan restated as of January 1, 2005 (the "Plan"). All terms used in this Agreement, unless specifically defined herein, have the same meanings attributed to them in the Plan. The Committee and the Board have approved the Participant as a Plan Participant. The Participant elects to participate in the Plan. Pier 1 and the Participant agree to the following terms and conditions:

A. Notwithstanding the terms of the Plan, the Participant's (i) Years of Credited Service shall be deemed to be an additional 6.67 as of February 19, 2007, and (ii) Years of Plan Participation shall be deemed to be 10.

B. The $500,000.00 cap set forth in Subsection 4.1 of the Plan shall not apply to the Participant.

C. The Plan provides that the Supplemental Retirement Benefit shall be paid in a monthly single life annuity for the Participant's life unless an alternate form of payment is elected. Notwithstanding the terms of the Plan, the Participant shall be entitled to elect in writing that the Supplemental Retirement Benefit be paid in a lump sum. The Participant hereby elects to receive benefits from the Plan in the following form payable at the time or commencing payment at the time specified in the Plan:

         [_]       A lump sum.

         [_] A monthly joint and survivor annuity with payment continued to the survivor* at one hundred percent (100%).

         [_] A monthly joint and survivor annuity with payment continued to the survivor* at fifty percent (50%) of the amount paid to Participant.

                   * The "survivor" is the "Beneficiary" as defined in the Plan.

         The payment election made pursuant to this paragraph C shall be irrevocable following Participant's initial execution of this Agreement except that the Participant may by written notice to Pier 1 change such election to another form of payment allowed under the Plan (a "Change Election") subject to the following conditions:

                    (i) The Change Election will not take effect until at least 12 months after the date on which the election is made;

                    (ii) If the Change Election relates to a payment other than a payment on account of disability or death (as such terms are defined under the regulations promulgated pursuant to Section 409A of the Code), the payment or commencement of payment will be deferred for a period of 5 years after the date such payment or commencement of payment is originally scheduled to occur; and


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                    (iii)     If the Change Election relates to a payment which
                              is defined as a payment at a specified time or pursuant to a fixed schedule under the regulations promulgated pursuant to Section 409A of the Code, the Change Election may not be made less than 12 months before the date the payment was originally scheduled to be paid or, if applicable, was originally scheduled to commence payment.

D. If the Participant elects a lump sum payment in paragraph C above, then the lump sum payment shall be the Actuarial Equivalent of the basic form of benefit payment of the Supplemental Retirement Benefit determined under Article IV of the Plan.


Participant:


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Alexander W. Smith                               Date


Pier 1 Imports, Inc.

By:
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                                                 Date
Its:
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Printed name:
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